DESCRIPTION OF SIRIUSPOINT LTD.’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
(February 2026)

As of the end of the period covered by the most recent Annual Report on Form 10-K of SiriusPoint Ltd. (“SiriusPoint”), the following securities of SiriusPoint were registered under Section 12 of the Securities Exchange Act of 1934, as amended: (1) Common Shares, par value $0.10 per share (“Common Stock”), and (2) Series B Preference Shares, par value $0.10 per share (“Series B Preference Shares”).

The following description does not purport to be complete and is qualified in its entirety by reference to the SiruisPoint’s Certificate of Incorporation, issued October 10, 2011, as amended February 26, 2021, Memorandum of Association, dated October 6, 2011 (“Memorandum of Association”), bye-laws (“Bye-Laws”), and Certificates of Deposit of Memorandum of Increase in Share Capital, respectively issued December 13, 2011, and August 8, 2013, each as may be amended from time to time (collectively, the “Charter Documents”), to the applicable provisions of Bermuda law, and to the listing rules of the NYSE. You should carefully read these documents for a full description of the terms of such securities. Copies of our Charter Documents and our Bye-Laws are included as exhibits to SiriusPoint’s most recent Annual Report on Form 10-K.

Capitalization

Our authorized share capital consists of 300,000,000 Common Shares and 30,000,000 Preference Shares.

COMMON SHARES

Our Common Shares have no pre-emptive rights or other rights to subscribe for additional shares, and no rights of redemption, conversion or exchange.

Dividend Policy

The Board may, subject to Bermuda law and our Bye-Laws, declare a dividend to be paid to our shareholders as of a record date determined by the Board, in proportion to the number of shares held by such holder. No unpaid dividend shall bear any interest.

Voting Rights

In general, and subject to the adjustments described below, shareholders have one vote for each Common Share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders.
Under our Bye-Laws, if, and so long as, the votes conferred by the “Controlled Shares” (as defined below) of any person would otherwise cause such person (or any other person) to be treated as a “9.5% Shareholder” (as defined below) with respect to any matter (including, without limitation, election of directors), the votes conferred by the Controlled Shares owned by shareholders of such person’s “Controlled Group” (as defined below) will be reduced (and will be automatically reduced in the future) by whatever amount is necessary so that after any such reduction the votes conferred by the Controlled Shares of such person will not result in any other person being treated as a 9.5% Shareholder with respect to the vote on such matter. These reductions will be made pursuant to formulas provided in our Bye-Laws, as applied by the Board within its discretion.

Under Bermuda law, for so long as we have an insurance subsidiary registered under the Insurance Act of 1978, as amended, the Bermuda Monetary Authority (“BMA”) may at any time, by written notice, object to a person holding 10% or more of our common shares if it appears to the BMA that the person is not or is no longer fit and proper to be such a holder. In such a case, the BMA may require the shareholder to reduce its holding of our common shares and direct, among other things, that such shareholder’s voting rights attaching to the common shares shall not be exercisable. A person who does not comply with such a notice or direction from the BMA will be guilty of an offense. This may discourage potential acquisition proposals and may delay, deter or prevent a change of control of our company, including through transactions, and in particular unsolicited transactions, that some or all of our shareholders might consider to be desirable.

“Controlled Shares” means, in reference to any person, all shares that such person is deemed to own directly, indirectly (within the meaning of Section 958(a) of the U.S. Internal Revenue Code of 1986, as amended (“Code”)) or, in the case of any U.S. Person, constructively (within the meaning of Section 958(b) of the Code).

“Controlled Group” means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other shareholder any of whose shares are included in the Controlled Shares of such person.

“9.5% Shareholder” means a U.S. Person that (a) owns (within the meaning of Section 958(a) of the Code) any shares and (b) owns, is deemed to own, or constructively owns Controlled Shares which confer votes in excess of 9.5% of the votes conferred by all of the issued and outstanding shares.

In addition, our Bye-Laws provide that the Board may determine that certain shares shall not carry voting rights or shall have reduced voting rights to the extent that the Board reasonably determines, by the affirmative vote of a majority of the directors, that it is necessary to do so to avoid any adverse tax consequences or materially adverse legal or regulatory treatment to us, any of our subsidiaries or any shareholder or its affiliates; provided that the Board will use reasonable efforts to ensure equal treatment to similarly situated shareholders to the extent possible under the circumstances.

Our Bye-Laws authorize us to request information from any shareholder for the purpose of determining whether a shareholder’s voting rights are to be adjusted as described above. If, after a reasonable cure period, a shareholder fails to respond to a request by us for information or submits incomplete or inaccurate information in response to a request, the Board may eliminate the shareholder’s voting rights. A shareholder will be required to notify us in the event it acquires actual knowledge that it or one of its investors is the actual, deemed or constructive owner of 9.5% or more of the Controlled Shares.

Our Bye-Laws also provide that if CM Bermuda Limited, a Bermuda exempted company limited by shares (“CM Bermuda”), its “Affiliates” and its “Related Persons” (each as defined in the Investor Rights Agreement, dated as of February 26, 2021, by and among SiriusPoint and CM Bermuda, included as Exhibit 4.5 to our Current Report on Form 8-K filed February 26, 2021, and, together with CM Bermuda, the “Investor Affiliated Group”) beneficially own Common Shares or any other authorized or other common shares of SiriusPoint which would cause the Investor Affiliated Group to be treated as the beneficial owner of votes in excess of 9.9% of the votes conferred by all of our issued and outstanding shares with respect to any matter at a general shareholder meeting, then such votes will be reduced by whatever amount is necessary so that after such reduction and giving effect to the reallocation of voting power to other holders of Common Shares, the votes conferred by the Common Shares or any of our other authorized or other common shares that are beneficially owned by the Investor Affiliated Group are equal to, and not less than, 9.9% of the total outstanding vote of such shares with respect to such matter.

Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share.

As disclosed in our Current Report on Form 8-K filed February 27, 2025, however, SiriusPoint repurchased all SiriusPoint common shares and warrants held by CM Bermuda. Consequently, following the closing of this transaction, CM Bermuda has no remaining ownership interest in SiriusPoint and ceases to have any representation on, or observer rights with respect to, SiriusPoint’s board of directors.

Certain Bye-Law Provisions

The provisions of our Bye-Laws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that an investor might consider in its best interest, including an attempt that might result in its receipt of a premium over the market price for its shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board, which could result in an improvement of such persons’ terms.

Number of Directors

Our Bye-laws provide that the Board shall consist of such number of directors, not fewer than five directors, as the Board may from time to time determine in its sole discretion, up to a maximum of thirteen directors.

Classified Board of Directors

In accordance with the terms of our Bye-Laws, our Board is divided into three classes, Class I, Class II and Class III. Directors hold office for a three year term. If the number of directors is changed, any increase or decrease is apportioned by our Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any director of any class elected to fill a vacancy holds office for a term that coincides with the remaining term of the other directors of that class, but in no case does a decrease in the number of directors shorten the term of any director then in office. A director holds office until the annual general meeting for the year in which his term expires, subject to conditions of our Bye-Laws. Our Bye-Laws further provide that the authorized number of directors may only be changed by resolution of our Board. Additionally, our Board has the power to fill vacancies on the Board as a result of death, disability, disqualification or resignation or as a result of an increase in the size of the Board. This allows our Board to elect a class director to fill a vacant class seat (created by any increase in the number of directors on the Board), without the need to wait for the expiry of such class of director’s three year term. Any appointment by our Board to fill a vacancy on the Board is for a term of office equal to the remainder of the full term of the class of directors to which the director was appointed or in which the vacancy was created from any increase in the number of directors, as the case may require.

Removal of Directors

Our directors may be removed only for cause by the affirmative vote of the holders of at least 50% of SiriusPoint’s voting shares. Any vacancy on our Board resulting from the removal of a director may be filled by the shareholders at the meeting at which such director is removed and, in the absence of such election or appointment, by our Board. A director who is appointed by our Board to fill the vacancy resulting from the removal of a director shall hold office for the remainder of the full term of the class of directors of the removed director.

No Shareholder Action by Written Consent

Our Bye-Laws provide that shareholder action may be taken only at an annual general meeting or special general meeting of shareholders and may not be taken by written consent in lieu of a meeting. Failure to satisfy any of the requirements for a shareholder meeting could delay, prevent or invalidate shareholder action.

Shareholder Advance Notice Procedures

Our Bye-Laws establish an advance notice procedure for shareholders depending on whether the shareholders are nominating candidates for election as directors or whether the shareholders are bringing other business before either an annual general meeting or special general meeting of the shareholders. For nominations of persons for election to our Board, to be timely, the shareholder’s notice is required to be delivered to or mailed and received by us, (i) in the case of an annual general meeting, not less than 70 days nor more than 120 days before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the day on which notice of the date of the annual general meeting was mailed or public disclosure of the date of the annual general meeting was made, whichever first occurs, and (ii) in the case of a special general meeting called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special general meeting was mailed or public disclosure of the date of the special general meeting was made, whichever first occurs. For proposals of business other than the nominations of persons for election to our Board to be timely, the shareholder’s notice is required to be delivered to or mailed and received by us, (i) in the case of an annual general meeting, not less than 90 days nor more than 120 days before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than ten days following the day on which notice of the date of the annual general meeting was mailed or public disclosure of the date of the annual general meeting was made, whichever first occurs, and (ii) in the case of a special general meeting, not later than seven days following the day on which notice of the date of the special general meeting was mailed or public disclosure of the date of the special general meeting was made, whichever first occurs.

Nominations and Other Proposals

Nominations of persons for election to our Board and other proposals of business to be brought before the general meeting must comply with SiriusPoint’s Bye-Laws.

Amendments to Memorandum of Association and Bye-Laws

Amendments to our Bye-Laws require an affirmative vote of majority of our Board and a majority of the outstanding shares then entitled to vote at any annual or special general meeting of shareholders; provided, however, that specified provisions of the Bye-Laws may not be amended, altered or repealed unless the amendment is approved by the affirmative vote of the holders of at least 66.67% of the issued and outstanding shares then entitled to vote at any annual or special general meeting of shareholders, including the provisions governing voting, the election of directors, the classified Board, director removal and amendments to the Bye-Laws and Memorandum of Association. Amendments to the Memorandum of Association require an affirmative vote of majority of our Board and 66.67% of the outstanding shares then entitled to vote at any annual or special general meeting of shareholders.

In addition, no amendment to our Bye-Laws or Memorandum of Association which would have a material adverse effect on the rights of Daniel S. Loeb may be made without his consent, but only for so long as he holds a number of shares equal to at least 25% of the total number of shares held by him on December 22, 2011.
These provisions make it more difficult for any person to remove or amend any provisions in the Memorandum of Association and Bye-Laws that may have an anti-takeover effect.

Business Combinations

Our Bye-Laws provide that we are prohibited from engaging in any “business combination” with any “interested shareholder” for a period of three years following the time that the shareholder became an interested shareholder without the approval by our Board and the authorization at an annual or special general meeting by the affirmative vote of at least 66.67% of the issued and outstanding voting shares that are not owned by the interested shareholder unless:

1.prior to the time that the person became an interested shareholder, our Board approved either such business combination or the transaction which resulted in the person becoming an interested shareholder; or

2.upon consummation of the transaction which resulted in the person becoming an interested shareholder, the interested shareholder owned at least 85% of the number of our issued and outstanding voting shares at the time the transaction commenced, excluding for the purposes of determining the number of shares issued and outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee share plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer.

Our Bye-Laws define “business combination” to include the following:

1.any merger or consolidation of SiriusPoint with the interested shareholder or its affiliates;
2.any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of our assets involving the interested shareholder;
3.subject to specified exceptions, any transaction that results in the issuance or transfer by us of any shares of ours to the interested shareholder;
4.any transaction involving us that has the effect of increasing the proportionate share of any class or series of its shares beneficially owned by the interested shareholder; or
5.any receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

An “interested shareholder” is any entity or person who, together with affiliates and associates, owns, or within the previous three years owned, 15% or more of our issued and outstanding voting shares.

In respect of any business combination to which the restrictions in our Bye-Laws do not apply but which the Companies Act 1981 of Bermuda, as amended (“Companies Act”), requires to be approved by the shareholders, the necessary shareholders’ approval is the affirmative vote of a majority of the votes cast for any business combination which has been approved by our Board, but where such business combination has not been approved by our Board, the necessary shareholders’ approval requires the affirmative vote of shares carrying not less than 66 2∕3% of the total voting rights of all issued and outstanding shares. The same shareholder approval thresholds also apply in respect of any merger or amalgamation which is not considered a “business combination” but for which the Companies Act requires shareholder approval.

Consent to Special Actions

Pursuant to the Investor Rights Agreement, dated as of February 26, 2021, by and among SiriusPoint and Daniel S. Loeb, included as Exhibit 4.6 to our Current Report on Form 8-K filed February 26, 2021 and incorporated by reference herein, we shall not, and shall cause our subsidiaries not to, enter into any transaction with any (i) affiliate of ours, (ii) shareholder and/or director, officer, employee, and/or affiliate of any shareholder and/or (iii) director, officer, employee, and/or affiliate of any of the foregoing without the prior written consent of Daniel S. Loeb for so long as he holds shares representing at least 25% of the shares held by him on December 22, 2011.

Meetings of Shareholders

Our annual general meeting will be held each year. A special general meeting will be held when, in the judgment of the Chairman, any two of our directors, any director and our Secretary or our Board, such a meeting is necessary. In addition, upon receiving a requisition from holders of at least 1/10th of our voting shares, our Board shall convene a special general meeting. At least two or more persons representing more than 50% of the aggregate voting power must be present to constitute a quorum for the transaction of business at a general meeting; provided that if we shall at any time have only one shareholder, one shareholder present in person or by proxy shall form a quorum for the transaction of business at any general meeting held during such time. As determined according to certain adjustments of voting power specified in our Bye-Laws (see “— Voting Rights”), questions proposed for consideration by the shareholders will be decided by the affirmative vote of the majority of the votes cast.

Transfer Agent and Registrar

The transfer agent and registrar for Common Shares is Computershare Trust Company, N.A.

Listing

Common Shares are listed on the NYSE under the symbol “SPNT.”

PREFERENCE SHARES

Pursuant to Bermuda law and our Bye-Laws, the SiriusPoint Board of Directors (“Board”) by resolution may establish one or more series of Preference Shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the Board without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of SiriusPoint.

Designation

The distinctive serial designation of the Series B Preference Shares is “8.00% Resettable Fixed Rate Preference Shares, Series B.”

Authorized Shares

As of December 31, 2025, we had 8,000,000 Series B Preference Shares authorized, all of which were issued and outstanding. We may from time to time elect to issue additional Series B Preference Shares, and all the additional shares so issued will be a part of, and form a single series with, and rank on a parity basis with, the Series B Preference Shares.

Dividends

Rate and Payment of Dividends

The Board of Directors may, subject to Bermuda law and our Bye-Laws, declare a cumulative cash dividend to be paid to holders of the Series B Preference Shares, from, and including, August 31, 2021, quarterly in arrears, on the last day of February, May, August and November of each year (each, a “Dividend Payment Date”), from and including November 30, 2021. The Series B Preference Shares were initially issued on February 26, 2021 (“Original Issue Date”).

Subject to the terms above, any dividends are payable, with respect to each Dividend Period (as defined below), in an amount per Series B Preference Share equal to (i) from and including August 31, 2021, to but excluding February 26, 2026 (“First Reset Date”), an amount equal to 8.00% of $25.00 per annum and (ii) from and including the First Reset Date, during each Reset Period (as defined below), an amount equal (A) to the Five-Year U.S. Treasury Rate (as defined below) as of the most recent Reset Dividend Determination Date (as defined below) plus (B) 7.298% of $25.00 per annum (“Dividend Rate”). Dividends payable on the Series B Preference Shares are computed on the basis of a 360-day year consisting of twelve 30-day months with respect to a full Dividend Period, and on the basis of the actual number of days elapsed during such Dividend Period with respect to a Dividend Period other than a full Dividend Period.

a)“Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.

b)“Calculation Agent” means the nationally recognized calculation agent appointed by SiriusPoint prior to the First Reset Date.

c)“Five-Year U.S. Treasury Rate” means, as of any Reset Dividend Determination Date, as applicable:

i. an interest rate (expressed as a decimal) determined to be the per annum rate equal to the average of the yields to maturity for the five Business Days immediately prior to such Reset Dividend Determination Date for U.S. Treasury securities with a maturity of five years from the next Reset Date (as defined below) appearing under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve Board, as determined by the Calculation Agent; or

ii. if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the average of the yields to maturity for the five Business Days immediately prior to such Reset Dividend Determination Date for two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Dividend Determination Date, and (B) the other maturity as close as possible to, but later than, the Reset Date following the next succeeding Reset Dividend Determination Date, in each case as published in the most recently published statistical release designated H.15 Daily Update under the caption “Treasury Constant Maturities” or any successor publication which is published by the Federal Reserve Bank. The Five-Year U.S. Treasury Rate will be determined by the Calculation Agent on the applicable Reset Dividend Determination Date.

If the Five-Year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the Five-Year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Dividend Determination Date.

d)“Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date, which, in each case, will not be adjusted for Business Days.

e)“Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling three Business Days prior to the beginning of such Reset Period.

f)“Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from, and including, each Reset Date to, but excluding, the next following Reset Date.

Dividends that are payable on Series B Preference Shares on any Dividend Payment Date are payable to holders of record of Series B Preference Shares on the applicable record date, which will be the 15th calendar day before that Dividend Payment Date or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

Each dividend period (a “Dividend Period”) commences on and includes a Dividend Payment Date (other than the initial Dividend Period, which commences on and includes the Original Issue Date, provided that, for any Series B Preference Shares issued after the Original Issue Date, the initial Dividend Period for such shares may commence on and include such other date as the Board of Directors or a duly authorized committee of the Board of Directors shall determine and publicly disclose at the time such additional shares are issued) and ends on, but excludes, the next Dividend Payment Date. Dividends payable in respect of a Dividend Period are payable in arrears (i.e., on the first Dividend Payment Date after such Dividend Period).

Dividends on the Series B Preference Shares are cumulative. Dividends on each Series B Preference Share accrue from, and include, the Original Issue Date, whether or not declared, and whether or not there are earnings or profits, surplus or other funds or assets of SiriusPoint legally available for the payment of dividends.

Holders of Series B Preference Shares are not entitled to any dividends or other distributions, whether payable in cash, securities or other property, in excess of full cumulative dividends payable on the Series B Preference Shares as specified herein (subject to the other provisions of the Series B Preference Shares Certificate of Designation).

Priority of Dividends

So long as any Series B Preference Shares remain issued and outstanding, unless full cumulative dividends for all past Dividend Periods on issued and outstanding Series B Preference Shares have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside), (i) no dividend will be declared or paid on the Common Shares or any other Junior Shares, other than a dividend payable solely in Common Shares or other Junior Shares, as applicable, and (ii) no Common Shares or other Junior Shares will be purchased, redeemed or otherwise acquired for consideration by SiriusPoint, directly or indirectly (other than (A) as a result of a reclassification of Junior Shares for or into other Junior Shares, or the exchange or conversion of one Junior Share for or into another Junior Share, (B) through the use of the proceeds of a substantially contemporaneous sale of Junior Shares or (C) as required by or necessary to fulfill the terms of any employment contract, benefit plan or similar arrangement with or for the benefit of one or more employees, directors or consultants).

Restrictions on Payment of Dividends

Pursuant to and subject to the Companies Act, we may not lawfully declare or pay a dividend if we have reasonable grounds for believing that we are, or would after payment of the dividend be, unable to pay our liabilities as they become due, or that the realizable value of our assets would, after payment of the dividend, be less than the aggregate value of our liabilities. Additionally, dividends on the Series B Preference Shares will not be declared, paid or set aside for payment if we are, or after giving effect to such act would be, in breach of applicable individual or group solvency and liquidity requirements or the group Enhanced Capital Requirement or such other Applicable Supervisory Regulations or other applicable laws, rules and regulations imposed by an Applicable Supervisor (as such capitalized terms are defined below).

Payment of Additional Amounts

We will make all payments on the Series B Preference Shares free and clear of and without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any Relevant Taxing Jurisdiction (as defined under “— Redemption — Additional Amounts”), unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (i) the laws (or any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction, or (ii) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in any Relevant Taxing Jurisdiction). If we are required to impose a withholding or deduction with respect to payments on the Series B Preference Shares, we will, subject to certain limitations and exceptions described below, pay to the holders of the Series B Preference Shares such additional amounts (“additional amounts”) as dividends as may be necessary so that every net payment, after such withholding or deduction (including any such withholding or deduction from such additional amounts), will be equal to the amounts we would otherwise have been required to pay had no such withholding or deduction been required.

We will not be required to pay any additional amounts for or on account of:

a) any tax, fee, duty, assessment or governmental charge of whatever nature that would not have been imposed but for the fact that (x) such holder was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the Relevant Taxing Jurisdiction or any political subdivision thereof or otherwise had some connection with the Relevant Taxing Jurisdiction other than by reason of the mere ownership of, or receipt of payment under, the Series B Preference Shares or (y) any Series B Preference Shares were presented for payment (where presentation is required for payment) more than 30 days after the Relevant Date (except to the extent that the holder would have been entitled to such amounts if it had presented such shares for payment on any day within such 30 day period). The “Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the dividend disbursing agent on or prior to such due date, it means the first date on which the full amount of such moneys having been so received and being available for payment to holders and notice to that effect shall have been duly given to the holders of the Series B Preference Shares;

b) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge or any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payment of the liquidation preference or of any dividends on the Series B Preference Shares;

c) any tax, fee, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder of such Series B Preference Shares to comply with any reasonable request by us addressed to the holder within 90 days of such request (i) to provide information concerning the nationality, residence or identity of the holder or (ii) to make any declaration or other similar claim or satisfy any information or reporting requirement that is required or imposed by statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such tax, fee, duty, assessment or other governmental charge;

d) any tax, fee, duty, assessment or governmental charge required to be withheld or deducted under Sections 1471 through 1474 of the Code (or any Treasury Regulations or other administrative guidance thereunder), any agreements entered into under section 1471(b)(1) of the Code, intergovernmental agreements relating to the foregoing or any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement; or

e) any combination of items (a), (b), (c), and (d).

In addition, we will not pay additional amounts with respect to any payment on the Series B Preference Shares to any holder that is a fiduciary, partnership, limited liability company or other pass-through entity other than the sole beneficial owner of such Series B Preference Shares if such payment would be required by the laws of the Relevant Taxing Jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership, limited liability company or other pass-through entity or a beneficial owner to the extent such beneficiary, partner or settlor would not have been entitled to such additional amounts had it been the holder of the Series B Preference Shares.

Liquidation Rights

Voluntary or Involuntary Liquidation

In the event of any liquidation, dissolution or winding-up of SiriusPoint, whether voluntary or involuntary, holders of the Series B Preference Shares are entitled to receive, out of the assets of SiriusPoint available for distribution to shareholders of SiriusPoint, after satisfaction of all liabilities and obligations to creditors and Senior Shares of SiriusPoint (including provision (reserves) for policyholder obligations of SiriusPoint’s subsidiaries), if any, but before any distribution of such assets is made to the holders of Common Shares and any other Junior Shares, a liquidating distribution in the amount equal to $25.00 per Series B Preference Share, plus any unpaid, accrued cumulative dividends, whether or not declared, on such Series B Preference Share, without interest on such unpaid dividends, to the date fixed for distribution.

Partial Payment

After payment of the full amount of any distribution described in “— Voluntary or Involuntary Liquidation” above, to which holders are entitled, holders of the Series B Preference Shares will have no right or claim to any of SiriusPoint’s remaining assets. If in any distribution described in “— Voluntary or Involuntary Liquidation” above, the assets of SiriusPoint are not sufficient to pay the Liquidation Preferences (as defined below) in full to all holders of Series B Preference Shares and all holders of any Parity Shares, the amounts payable to the holders of Series B Preference Shares and to the holders of all such other Parity Shares will be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series B Preference Shares and the holders of all such other Parity Shares, but only to the extent SiriusPoint has assets available after satisfaction of all liabilities to creditors and holders of Senior Shares.

In any such distribution, the “Liquidation Preference” of any holder of Series B Preference Shares or Parity Shares of SiriusPoint means the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of SiriusPoint available for such distribution), including any unpaid, accrued cumulative dividends, whether or not declared, in the case of any holder of Series B Preference Shares or any holder of Parity Shares on which dividends accrue on a cumulative basis (but excluding any dividends that had not previously been declared with respect to any non-cumulative Parity Shares).

Residual Distributions

If the Liquidation Preference has been paid in full to all holders of Series B Preference Shares and any holders of Parity Shares, the holders of Junior Shares of SiriusPoint are entitled to receive all remaining assets of SiriusPoint according to their respective rights and preferences.

Contractual Subordination

The Series B Preference Shares are subordinated in right of payment to all obligations of SiriusPoint’s subsidiaries, including all existing and future policyholders’ obligations of such subsidiaries.

Merger, Consolidation and Sale of Assets Not Liquidation

The consolidation, amalgamation, merger, arrangement, reincorporation, de-registration, reconstruction, reorganization or other similar transaction involving SiriusPoint or the sale or transfer of all or substantially all of the shares or the property or business of SiriusPoint shall not be deemed to constitute a liquidation, dissolution or winding-up.

Redemption

The Series B Preference Shares are perpetual and have no fixed maturity date. The Series B Preference Shares may not be redeemed by SiriusPoint except as set forth below.

Notably, on January 29, 2026, SiriusPoint announced the redemption of all of the outstanding Series B Preference Shares on February 26, 2026, which is the First Reset Date under the Certificate of Designation, at the redemption price of US$25.00 per share, plus US$0.49 in accrued and unpaid dividends, to, but excluding, the Redemption Date, without interest on such unpaid dividends, resulting in a total redemption price of US$25.49 per Series B Preference Share. Upon completion of the redemption, SiriusPoint intends to retire the Series B Preference Shares, delist the Series B Preference Shares from the NYSE, and deregister the Series B Preference Shares under the Securities Exchange Act of 1934.
Redemption after First Reset Date

SiriusPoint may redeem the Series B Preference Shares, in whole or in part, upon notice, on the First Reset Date and on any subsequent Reset Date at a redemption price equal to $25.00 per Series B Preference Share, plus any unpaid, accrued cumulative dividends, whether or not declared, on such Series B Preference Share, to, but excluding, any date fixed for redemption in accordance with this section (a “Redemption Date”), without interest on such unpaid dividends; provided that no such redemption may occur unless either (1) SiriusPoint has sufficient funds in order to meet the Enhanced Capital Requirement (as defined below) and the Applicable Supervisor (as defined below) approves of the redemption or (2) SiriusPoint replaces the capital represented by the Series B Preference Shares to be redeemed with capital having equal or better capital treatment as the Series B Preference Shares under the Enhanced Capital Requirement (the conditions described in clauses (1) and (2), the “Redemption Requirements”).

a)     “Applicable Supervisor” means the BMA, or, should the BMA no longer have jurisdiction or responsibility to regulate SiriusPoint or the Insurance Group, as the context requires, a regulator which is otherwise subject to Applicable Supervisory Regulations (as defined below).

b)     “Applicable Supervisory Regulations” means such insurance supervisory laws, rules and regulations relating to group supervision or the supervision of single insurance entities, as applicable, which are applicable to SiriusPoint or the Insurance Group, and which initially means the Group Rules (as defined below) until such time when the BMA no longer has jurisdiction or responsibility to regulate SiriusPoint or the Insurance Group.

c)     “Enhanced Capital Requirement” means the enhanced capital and surplus requirement applicable to the Insurance Group and as defined in the Insurance Act (as defined below) or, should the Insurance Act or the Group Rules no longer apply to the Insurance Group, any and all other solvency capital requirements or any other requirement to maintain assets applicable to SiriusPoint or in respect of the Insurance Group, as applicable, pursuant to the Applicable Supervisory Regulations.

d)     “Group Solvency Standards” means the Bermuda Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011, as those rules and regulations may be amended or replaced from time to time.

e)     “Group Rules” means the Group Solvency Standards, together with the Group Supervision Rules.

f)     “Group Supervision Rules” means the Bermuda Insurance (Group Supervision) Rules 2011, as those rules and regulations may be amended or replaced from time to time.

g)     “Insurance Act” means the Bermuda Insurance Act 1978, as amended from time to time.

h)    “ Insurance Group” means all of the subsidiaries of SiriusPoint that are regulated insurance or reinsurance companies (or part of such regulatory group) pursuant to the Applicable Supervisory Regulations.

In addition, under Bermuda law, we may not lawfully redeem preference shares (including the Series B Preference Shares) if on the date redemption is to be effected there are reasonable grounds for believing that we are, or after the redemption would be, unable to pay our liabilities as they become due, or that we are, or after such redemption would be, in breach of applicable individual or group solvency and liquidity requirements or the group Enhanced Capital Requirement or such other Applicable Supervisory Regulations or other applicable rules, regulations or restrictions as may from time to time be issued or imposed by an Applicable Supervisor. In addition, if the redemption price is to be paid out of funds otherwise available for dividends or distributions, no redemption may be made if the realizable value of our assets would thereby be less than the aggregate of our liabilities. Preference shares (including the Series B Preference Shares) may not be redeemed except out of the capital paid up thereon, out of funds of ours that would otherwise be available for dividends or distributions or out of the proceeds of a new issue of shares made for the purpose of the redemption. The premium, if any, payable on redemption must be provided for out of funds of ours that would otherwise be available for dividend or distribution or out of our share premium account before the Series B Preference Shares are redeemed or purchased.

Unless full cumulative dividends on all issued Series B Preference Shares and all Parity Shares shall have been declared and paid (or declared and a sum sufficient for the payment thereof set aside for payment) for all past Dividend Periods, no Series B Preference Shares or any Parity Shares may be redeemed, purchased or otherwise acquired by us unless all issued Series B Preference Shares and any Parity Shares are redeemed; provided that we may acquire fewer than all of the issued Series B Preference Shares or Parity Shares pursuant to a purchase or exchange offer made to all holders of issued Series B Preference Shares and Parity Shares upon such terms as the Board of Directors in its sole discretion after consideration of the respective annual dividend rate and other relative rights and preferences of the respective classes or series, will determine (which determination will be final and conclusive) will result in fair and equitable treatment among the respective classes or series; provided, further, that the Series A Preference Shares may be forfeited, issued and converted into Common Shares in accordance with the terms of the Series A Preference Shares.

Capital Disqualification Event

SiriusPoint may redeem, in whole, but not in part, all of the Series B Preference Shares, upon notice, at a redemption price equal to $25.00 per Series B Preference Share, plus any unpaid, accrued cumulative dividends, whether or not declared, on such Series B Preference Share, to, but excluding, the Redemption Date, without interest on such unpaid dividends, at any time within 90 days following the occurrence of the date on which SiriusPoint has reasonably determined, based on the advice of external legal, financial and tax advisers with knowledge of such matters, as applicable, that, as a result of (i) any amendment to, or change in, those laws or regulations of the jurisdiction of the Applicable Supervisor that is enacted or becomes effective after the Original Issue Date or (ii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that are announced after the Original Issue Date, a Capital Disqualification Event (as defined below) has occurred; provided that no such redemption may occur unless one of the Redemption Requirements is satisfied.

“Capital Disqualification Event” means that the Series B Preference Shares do not qualify, in whole or in part (including as a result of any transitional or grandfathering provisions or otherwise), for purposes of determining the solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or level, of SiriusPoint or any subsidiary thereof, where capital is subdivided into tiers, as at least Tier 2 capital securities, under then-applicable Capital Adequacy Regulations imposed upon SiriusPoint by the Applicable Supervisor, which would include, without limitation, SiriusPoint’s Enhanced Capital Requirement, except as a result of any applicable limitation on the amount of such capital.

“Capital Adequacy Regulations” means the solvency margin, capital adequacy regulations or any other regulatory capital rules applicable to SiriusPoint from time to time on an individual or group basis pursuant to Bermuda law and/or the laws of any other relevant jurisdiction and which set out the requirements to be satisfied by financial instruments to qualify as solvency margin or additional solvency margin or regulatory capital (or any equivalent terminology employed by the then-applicable capital adequacy regulations).

Additional Amounts

SiriusPoint may redeem, in whole, but not in part, all of the Series B Preference Shares, upon notice, at a redemption price equal to $25.00 per Series B Preference Share, plus any unpaid, accrued cumulative dividends, whether or not declared, on such Series B Preference Share, to, but excluding, the Redemption Date, without interest on such unpaid dividends, if there is, in SiriusPoint’s reasonable determination, based on the advice of external legal, financial and tax advisers with knowledge of such matters, as applicable, a substantial probability that SiriusPoint or any entity formed by a consolidation, merger, amalgamation or other similar transaction involving SiriusPoint or the entity to which SiriusPoint conveys, transfers or leases all or substantially all of its properties and assets (a “Successor Company”) would become obligated to pay additional amounts on the next succeeding Dividend Payment Date with respect to the Series B Preference Shares and the payment of those additional amounts could not be avoided by the use of any reasonable measures available to SiriusPoint or any Successor Company (a “Tax Event”); provided that no such redemption may occur unless one of the Redemption Requirements is satisfied.

As used in this prospectus supplement, “Relevant Taxing Jurisdiction” means (i) Bermuda or any political subdivision or governmental authority of or in Bermuda with the power to tax, (ii) any jurisdiction from or through which we or our dividend disbursing agent is making payments on the Series B Preference Shares or any political subdivision or governmental authority of or in that jurisdiction with the power to tax or (iii) any other jurisdiction in which we or any successor company is organized or generally subject to taxation or any political subdivision or governmental authority of or in that jurisdiction with the power to tax.

Rating Agency Event

SiriusPoint may redeem, in whole, but not in part, all of the Series B Preference Shares, upon notice, at a redemption price equal to $25.50 per Series B Preference Share, plus any unpaid, accrued cumulative dividends, whether or not declared, on such Series B Preference Share, to, but excluding, the Redemption Date, without interest on such unpaid dividends, within 90 days after a nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act that publishes a rating for SiriusPoint as of the Original Issue Date (a “Rating Agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series B Preference Shares, which amendment, clarification or change results in a Rating Agency Event; provided that no such redemption may occur unless one of the Redemption Requirements is satisfied.

As used herein, a “Rating Agency Event” occurs if any Rating Agency that then publishes a rating for SiriusPoint amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series B Preference Shares, which amendment, clarification, or change results in:

i.the shortening of the length of time the Series B Preference Shares are assigned a particular level of equity credit by that Rating Agency as compared to the length of time they would have been assigned that level of equity credit by that Rating Agency or its predecessor on the initial issuance of the Series B Preference Shares; or
ii.the lowering of the equity credit (including up to a lesser amount) assigned to the Series B Preference Shares by that Rating Agency as compared to the equity credit assigned by that Rating Agency or its predecessor on the initial issuance of the Series B Preference Shares.
The Series B Preference Shares are not subject to any mandatory redemption, sinking fund, retirement fund or purchase fund or other similar provisions. Holders of Series B Preference Shares have no right to require redemption, repurchase or retirement of any Series B Preference Shares.

Procedures for Redemption

The redemption price for any Series B Preference Shares shall be payable on the Redemption Date to the holders of such shares against book-entry transfer or surrender of the certificate(s) evidencing such shares to us or our agent. Prior to delivering any notice of redemption as provided below, we shall file with our corporate records a certificate signed by one of our officers affirming our compliance with the redemption provisions under the Companies Act relating to the Series B Preference Shares, and stating that there are reasonable grounds for believing that we are, and after the redemption will be, able to pay our liabilities as they become due and that the redemption will not cause us to breach any provision of applicable Bermuda law or regulation. We shall mail a copy of the Series B Preference Shares Certificate of Designation with the notice of any redemption.

Notice Requirements

Notice of every redemption of Series B Preference Shares shall be given by first class mail, postage prepaid, addressed to the holders of record of the Series B Preference Shares to be redeemed at their respective last addresses appearing on our share register. Such mailing shall be at least 15 days and not more than 60 days before the date fixed for redemption. Any such notice mailed shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of Series B Preference Shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other Series B Preference Shares. Notwithstanding the foregoing, if the Series B Preference Shares or any depositary shares representing interests in the Series B Preference Shares are issued in book-entry form through DTC or any other similar facility, notice of redemption and a copy of the Series B Preference Shares Certificate of Designation may be given to the holders of Series B Preference Shares at such time and in any manner permitted by such facility. Each such notice given to a holder shall state: (i) the Redemption Date; (ii) the number of Series B Preference Shares to be redeemed and, if less than all the Series B Preference Shares held by such holder are to be redeemed, the number of such Series B Preference Shares to be redeemed from such holder; (iii) the redemption price; and (iv) that the Series B Preference Shares should be delivered via book-entry transfer or the place or places where certificates, if any, for such Series B Preference Shares are to be surrendered for payment of the redemption price.

Substitution or Variation

At any time following a Tax Event or at any time following a Capital Disqualification Event, SiriusPoint may, without the consent of any holders of the Series B Preference Shares, vary the terms of the Series B Preference Shares such that they remain securities, or exchange the Series B Preference Shares with new securities, which (i) in the case of a Tax Event, would eliminate the substantial probability that SiriusPoint or any Successor Company would be required to pay any additional amounts with respect to the Series B Preference Shares or (ii) in the case of a Capital Disqualification Event, would cause the Series B Preference Shares to become securities that qualify as at least Tier 2 capital, where capital is subdivided into tiers or its equivalent under then-applicable Capital Adequacy Regulations imposed upon us by the Applicable Supervisor, including the Enhanced Capital Requirement, for purposes of determining the solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or level of SiriusPoint or any subsidiary thereof. In either case, the terms of the varied securities or new securities considered in the aggregate cannot be less favorable to holders than the terms of the Series B Preference Shares prior to being varied or exchanged; provided that no such variation of terms or securities received in exchange shall change the specified denominations of, dividend payable on, the Redemption Dates (other than any extension of the period during which an optional redemption may not be exercised by SiriusPoint) or currency of, the Series B Preference Shares, reduce the liquidation preference thereof, lower the ranking in right of payment with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the Series B Preference Shares, or change the foregoing list of items that may not be so amended as part of such substitution or variation.

Further, no such variation of terms or securities received in exchange shall impair the right of a holder of the securities to institute suit for the payment of any amounts due (as provided under the Series B Preference Shares Certificate of Designation), but unpaid with respect to such holder’s securities.

Prior to any substitution or variation, SiriusPoint is required to deliver a certificate signed by two executive officers of SiriusPoint to the transfer agent for the Series B Preference Shares confirming that (x) a Capital Disqualification Event or a Tax Event has occurred and is continuing (as reasonably determined by SiriusPoint) and (y) the terms of the varied or new securities, considered in the aggregate, are not less favorable, including from a financial perspective, to holders and beneficial owners of the Series B Preference Shares than the terms of the Series B Preference Shares prior to being varied or exchanged (as reasonably determined by SiriusPoint).

Any substitution or variation of the Series B Preference Shares described above may only be made after notice is given to the holders of the Series B Preference Shares not less than 15 days nor more than 60 days prior to the date fixed for substitution or variation, as applicable.

Voting Rights

The Series B Preference Shares have no voting rights except as set forth below or as otherwise from time to time required by law. On any item on which the holders of the Series B Preference Shares are entitled to vote, such holders are entitled to one vote for each Series B Preference Share held.

Right to Elect Two Directors upon Nonpayment Events

If and whenever dividends in respect of any Series B Preference Shares shall have not been declared and paid, on a cumulative basis, for the equivalent of six or more Dividend Periods, whether or not consecutive, the holders of Series B Preference Shares, voting together as a single class with the holders of any and all Voting Preference Shares (as defined below) then issued and outstanding, shall be entitled to vote for the election of a total of two additional members of the Board of Directors; provided that it shall be a qualification for election for any such Preference Shares Director that the election of any such directors shall not cause SiriusPoint to violate the corporate governance requirements of the SEC or the NYSE (or any other securities exchange or other trading facility on which securities of SiriusPoint may then be listed or quoted) that listed or quoted companies must have a majority of independent directors. SiriusPoint shall use its best efforts to increase the number of directors constituting the Board of Directors to the extent necessary to effectuate such right, and, if necessary, to amend the Bye-Laws. Each Preference Shares Director shall be added to an already existing class of directors. Such “Voting Preference Shares” means any other class or series of preference shares ranking equally with the Series B Preference Shares with respect to dividends and the distribution of assets upon liquidation, dissolution or winding up of SiriusPoint and upon which like voting rights have been conferred and are exercisable.

In the event that the holders of the Series B Preference Shares, and any such other holders of Voting Preference Shares (as defined below), shall be entitled to vote for the election of the Preference Shares Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special general meeting, or at any annual general meeting of shareholders, and thereafter at the annual general meeting of shareholders.

At any time when such special voting power has vested in the holders of any of the Series B Preference Shares and any such other holders of Voting Preference Shares as described above, the chief executive officer of SiriusPoint shall, upon the written request of the holders of record of at least 10% of the aggregate liquidation preference of the Series B Preference Shares and Voting Preference Shares (taken together as a single class) then issued and outstanding addressed to the secretary of SiriusPoint, call a special general meeting of the holders of the Series B Preference Shares and Voting Preference Shares for the purpose of electing directors. Such meeting shall be held at the earliest practicable date in such place as may be designated pursuant to the Bye-Laws (or if there be no designation, at SiriusPoint’s principal office in Bermuda). If such meeting shall not be called by SiriusPoint’s proper officers within 20 days after SiriusPoint’s secretary has been personally served with such request, or within 60 days after mailing the same by registered or certified mail addressed to SiriusPoint’s secretary at SiriusPoint’s principal office, then the holders of record of at least 10% of the aggregate liquidation preference of the Series B Preference Shares and Voting Preference Shares (taken together as a single class) then issued and outstanding may designate in writing one such holder to call such meeting at SiriusPoint’s expense, and such meeting may be called by such holder so designated upon the notice required for annual general meetings of shareholders and shall be held in Bermuda, unless SiriusPoint otherwise designates.

Notwithstanding the foregoing, no such special general meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual general meeting of shareholders.

At any annual or special general meeting at which the holders of the Series B Preference Shares and any such other holders of Voting Preference Shares shall be entitled to vote, voting together as a single class, for the election of the Preference Shares Directors following a Nonpayment Event, the presence, in person or by proxy, of the holders of 50% of the aggregate liquidation preference of such Series B Preference Shares and Voting Preference Shares (taken together as a single class) shall be required to constitute a quorum of the Series B Preference Shares and Voting Preference Shares (taken together as a single class) for the election of any director by the holders of the Series B Preference Shares and Voting Preference Shares (taken together as a single class). At any such meeting or adjournment thereof, the absence of a quorum of the Series B Preference Shares and Voting Preference Shares shall not prevent the election of directors other than those to be elected by the Series B Preference Shares and Voting Preference Shares, voting together as a single class, and the absence of a quorum for the election of such other directors shall not prevent the election of the directors to be elected by the Series B Preference Shares and Voting Preference Shares, voting together as a single class.

The Preference Shares Directors so elected by the holders of the Series B Preference Shares and Voting Preference Shares shall continue in office (i) until their successors, if any, are elected by such holders or (ii) unless required by applicable law to continue in office for a longer period, until termination of the right of the holders of the Series B Preference Shares and Voting Preference Shares to vote as a class for directors, if earlier. If and to the extent permitted by applicable law, immediately upon any termination of the right of the holders of the Series B Preference Shares and Voting Preference Shares to vote together as a single class for directors as provided herein, the terms of office of the directors then in office so elected by the holders of the Series B Preference Shares and Voting Preference Shares shall terminate.

When all accrued and unpaid dividends in respect of all prior completed Dividend Periods have been paid in full on the Series B Preference Shares for at least four consecutive Dividend Periods after a Nonpayment Event, then the holders of the Series B Preference Shares shall be divested of the right to elect the Preference Shares Directors (subject to revesting of such voting rights in the event of each subsequent Nonpayment Event) and the number of Dividend Periods in which dividends have not been declared and paid shall be reset to zero, and if and when the rights of holders of Voting Preference Shares to elect the Preference Shares Directors shall have ceased, the terms of office of all the Preference Shares Directors shall forthwith terminate and the number of directors constituting the Board of Directors shall automatically be reduced accordingly. For purposes of determining whether dividends have been paid for four consecutive Dividend Periods following a Nonpayment Event, SiriusPoint may take account of any dividend it elects to pay for such a Dividend Period after the Dividend Payment Date for such Dividend Period has passed.

Any Preference Shares Director may be removed at any time without cause by the holders of record of a majority of the aggregate voting power, as determined under the Bye-Laws, of Series B Preference Shares and any other shares of Voting Preference Shares then issued and outstanding (voting together as a single class) when they have the voting rights described above. Until the right of the holders of Series B Preference Shares and any Voting Preference Shares to elect the Preference Shares Directors ceases, any vacancy in the office of a Preference Shares Director (other than prior to the initial election of Preference Shares Directors after a Nonpayment Event) may be filled by the written consent of the Preference Shares Director remaining in office, or if none remain in office, by a vote of the holders of record of a majority of the aggregate liquidation preference of the issued and outstanding Series B Preference Shares and any other shares of Voting Preference Shares (voting together as a single class) when they have the voting rights described above. Any such vote of holders of Series B Preference Shares and Voting Preference Shares to remove, or to fill a vacancy in the office of, a Preference Shares Director may be taken only at a special meeting of such shareholders, called as provided above for an initial election of Preference Shares Directors after a Nonpayment Event (unless such request is received less than 60 days before the date fixed for the next annual or special meeting of the shareholders of SiriusPoint, in which event such election shall be held at such next annual or special meeting of shareholders). The Preference Shares Directors shall each be entitled to one vote per director on any matter.

Each Preference Shares Director elected at any special general meeting of shareholders of SiriusPoint or by written consent of the other Preference Shares Director shall hold office until the next annual general meeting of the shareholders of SiriusPoint if such office shall not have previously terminated as above provided.

Changes After Provision for Redemption.

No vote or consent of the holders of Series B Preference Shares is required as described above in “Voting Rights — Right to Elect Two Directors Upon Nonpayment” and “Voting Rights — Voting on Variations of Rights and Senior Shares” if, at or prior to the time when the act with respect to which such vote would otherwise be required pursuant to such section shall be effected, all outstanding Series B Preference Shares shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside by SiriusPoint for such redemption.

Voting On Variations of Rights and Senior Shares.

Notwithstanding the Bye-Laws, the affirmative vote or consent of the holders of at least 66 2/3% of the aggregate liquidation preference of the Series B Preference Shares and any other shares of Voting Preference Shares then issued and outstanding (voting together as a single class) is required for the authorization or issuance of any class or series of Senior Shares (or any security convertible into or exchangeable for Senior Shares) ranking senior to the Series B Preference Shares as to dividend rights or rights upon SiriusPoint’s liquidation.

The affirmative vote or consent of the holders of at least 66 2/3% of the aggregate liquidation preference of the Series B Preference Shares then issued and outstanding is required for amendments to the Memorandum of Association or Bye-Laws that would materially adversely affect the rights of holders of the Series B Preference Shares.

Other Rights

The Companies Act provides that in certain circumstances, non-voting shares (such as the Series B Preference Shares) have the right to vote (for example, without limitation, in respect of an amalgamation or merger of a Bermuda company, converting a limited liability company to an unlimited liability company, discontinuance of a company from Bermuda or conversion of preference shares into redeemable preference shares). As a result, the Series B Preference Shares, along with the Common Shares and any other class or series of share capital, would have the right to vote on such matters as required under the Companies Act.

Ranking

With respect to the payment of dividends and distributions of assets upon liquidation, dissolution and winding-up, the Series B Preference Shares rank senior to Junior Shares, junior to any Senior Shares and pari passu with any Parity Shares of SiriusPoint, including those that SiriusPoint may issue from time to time in the future. As of the date of this prospectus supplement, the only Junior Shares outstanding are the Common Shares and the Series A Preference Shares and there are no Senior Shares or Parity Shares outstanding.

Conversion Rights

The Series B Preference Shares are not convertible into or exchangeable for any other securities or property of SiriusPoint, except under the circumstances set forth under “Substitution or Variation.”

Preemptive Rights

The Series B Preference Shares have no rights of preemption as to any securities of SiriusPoint.

Transfer Agent and Registrar

The transfer agent and registrar for the Series B Preference Shares is Computershare Trust Company, N.A.

Listing

The Series B Preference Shares are listed on the NYSE under the symbol “SPNT PB.” We are required to use reasonable best efforts to maintain such listing for so long as any Series B Preference Shares remain outstanding and the Series B Preference Shares remain eligible for continued listing on the NYSE, at our sole expense.